Exhibit 16



BDO Seidman, LLP
Accountants and Consultants                1601 Forum Place, Suite 904
                                           West Palm Beach, FL 33401
                                           Telephone: (561) 688-1600
                                           Fax: (561) 688-1848


March 22, 2004

Securities and Exchange Commission
450 5th Street
Washington, D.D. 20549

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on March 10, 2004, filed by our former client, Bravo! Foods International Corp. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/
BDO Seidman, LLP


cc    Tommy Kee, Chief financial Officer
      Stanley Hirschman, Chairman of the audit committee


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